Exhibit (c)(7)

Draft – Highly Confidential Goldman Sachs Discussion Materials for Francis Special Committee Goldman, Sachs & Co. 22-Feb-2009

Draft – Highly Confidential Goldman Sachs Table of Contents I. Summary Overview II. Public Market Perspectives III. Financial Analysis A. Present Value of Future Stock Price Analysis B. Discounted Cash Flow Analysis C. Transaction-Related Financial Analysis IV. Credit Market Considerations and Transaction Analysis A. Credit Market Considerations B. Transaction Analysis Appendix A: Supplementary Materials

Draft – Highly Confidential Goldman Sachs I. Summary Overview Summary Overview 1

Draft – Highly Confidential

Goldman Sachs

Project Nobel Market Tracker

	20-Feb-2009	Change from 1 Day Prior		Change Since 18-Jul-2008	1 Week	1 Month	3 Month	2-Jan-2008
Francis	$85.02	$0.26	0.3 %	3.9 %	2.1 %	3.6 %	16.9 %	26.1 %
BTK	659.27	(10.52)	(1.6)	(17.1)	(6.4)	6.4	21.2	(16.3)
S&P 500	770.05	(8.89)	(1.1)	(38.9)	(6.9)	(4.4)	(3.7)	(46.8)
AMEX Pharmaceutical Index	250.01	(3.92)	(1.5)	(18.4)	(4.1)	(4.1)	3.2	(25.7)
James	CHF141.40	(CHF3.00)	(2.1)%	(21.3)%	(4.9)%	(17.0)%	(6.0)%	(26.4)%
Swiss Exchange	4,851.21	(139.31)	(2.8)	(28.9)	(5.4)	(8.8)	(5.7)	(41.7)
FTSE 350 Pharma & Biotech	7,566.45	(181.62)	(2.3)	(0.1)	(5.7)	(12.0)	7.5	(3.7)
James (ADR)	$30.37	($0.28)	(0.9)	(31.1)	(4.8)	(17.4)	(3.0)	(29.7)
Currency Exchange Rate (CHF / $)	1.1552	(0.0185)	(1.57)%	12.94 %	(0.33)%	0.78 %	0.17 %	3.18 %


James
Francis
Offer Price
Tender Price
Francis Trading Volume
James announced bid to acquire Francis for $89
3 Month Avg Vol: 3.8mm
Francis announced that it has formed a Special Committee to evaluate James' offer
Francis announced that James' $89 proposal substantially undervalues the company
James announces intent to tender
James files tender
$89/share
$86.50/share
3.9%
(21.3)%
Indexed Price
Daily Trading Volume (mm)
130%
120%
110%
100%
90%
80%
70%
50
40
30
20
10
0
18-Jul-2008
28-Aug-2008
9-Oct-2008
19-Nov-2008
2-Jan-2009
13-Feb-2009

Source: FactSet as of 20-Feb-2009

Summary Overview 2

Draft – Highly Confidential Goldman Sachs II. Public Market Perspectives Public Market Perspectives 3

Draft – Highly Confidential Goldman Sachs Relative Stock Price Performance History Francis vs Large Cap Biotech, Large Pharma and S&P 500 Index 5 Years 1 Year 340% 140% 300% 120% 17.5% 260% 143.4% Price 220% Price 100% 1.9% 180% 78.4% (13.8%) Indexed 80% Indexed 140% 60% 100% 1.8% (43.4%) 60% (32.7%) 40% Feb- Nov- Jul- Apr- Dec- Sep- May- Jan- Feb- Apr- Jun- Jul- Sep- Nov- Dec- Feb-2004 2004 2005 2006 2006 2007 2008 2009 2008 2008 2008 2008 2008 2008 2008 2009 Daily from 20-Feb-2004 to 20-Feb-2009 Daily from 20-Feb-2008 to 20-Feb-2009 6 Months Since Offer 110% 130% 120% 100% (13.9%) 110% 90% 100% 3.9% Price (13.2%) Price 80% (12.6%) 90% (9.0%) 80% Indexed 70% Indexed (13.5%) 70% 60% 60% (39.6%) (38.9%) 50% 50% 20-Aug- 15-Sep- 11-Oct- 6-Nov- 2-Dec- 28-Dec- 23-Jan- 18-Feb- 18-Jul- 17-Aug- 16-Sep- 16-Oct- 15-Nov- 15-Dec- 14-Jan- 13-Feb-2008 2008 2008 2008 2008 2008 2009 2009 2008 2008 2008 2008 2008 2008 2009 2009 Daily from 20-Aug-2008 to 20-Feb-2009 Daily from 18-Jul-2008 to 20-Feb-2009 Francis Large Cap Biotech ¹ Large Pharma ² S&P 500 Index Source: 1 FactSet as of 20-Feb-2009 2 Large Cap Biotech Composite includes: Amgen, Biogen Idec, Celgene, Genzyme and Gilead. Large Pharma Composite includes: Abbott, AstraZeneca, Bayer, Bristol-Myers Squibb, Eli Lilly, GSK, JNJ, Merck, Novartis, Novo Nordisk, Pfizer, Sanofi-Aventis, Schering-Plough and Wyeth. Public Market Perspectives 4

Draft – Highly Confidential

Goldman Sachs

Comparison of Public Trading Multiples

Francis vs. Large Cap Biotech and Large Pharma

2009 P/E (Current)



Median = 15.2x
Median = 10.7x
Median = 10.2x
22.4 x
23.5 x
22.8 x
21.6 x
12.2 x
12.5 x
25.0 x
15.2 x
20.4 x
14.7 x
10.6 x
8.0 x
12.1 x
8.6 x
7.0 x
10.8 x
11.7 x
12.2 x
6.6 x
10.2 x
9.6 x
10.2 x
10.1 x
17.8 x
7.4 x
Francis (Current)
Francis ($89)
Francis ($86.5)
Francis (1 Day Prior to Offer)
Amgen
Biogen Idec
Celgene
Genzyme
Gilead
Abbott
Bristol-Myers Squibb
Eli Lilly
Johnson & Johnson
Merck
Pfizer
Schering-Plough
Wyeth
James
AstraZeneca
Bayer
GSK
Merck KGaA
Novartis
Novo Nordisk
Sanofi-Aventis

2009 P/E (As of 18-Jul-2008)



Median = 16.7x
Median = 11.9x
Median = 11.7x
20.9 x
22.7 x
22.1 x
20.9 x
11.8 x
16.7 x
30.5 x
16.4 x
21.5 x
15.8 x
11.4 x
11.2 x
14.3 x
10.4 x
7.2 x
12.4 x
12.8 x
13.5 x
9.3 x
11.5 x
11.9 x
11.5 x
13.4 x
18.1 x
7.9 x
Francis (Current)
Francis ($89)
Francis ($86.5)
Francis (1 Day Prior to Offer)
Amgen
Biogen Idec
Celgene
Genzyme
Gilead
Abbott
Bristol-Myers Squibb
Eli Lilly
Johnson & Johnson
Merck
Pfizer
Schering-Plough
Wyeth
James
AstraZeneca
Bayer
GSK
Merck KGaA
Novartis
Novo Nordisk
Sanofi-Aventis

■ Large Cap Biotech ■ U.S. Large Pharma ■ Europe Large Pharma

Source: IBES median estimates as of 20-Feb-2009 and 18-Jul-2008

Public Market Perspectives 5

Draft – Highly Confidential

Goldman Sachs

Comparison of Public Trading Multiples

Francis vs. Large Cap Biotech and Large Pharma

2009 P/E (Current)


Median = 15.2x
Median = 10.7x
Median = 10.2x
22.4 x
23.5 x
22.8 x
21.6 x
12.2 x
12.5 x
25.0 x
15.2 x
20.4 x
14.7 x
10.6 x
8.0 x
12.1 x
8.6 x
7.0 x
10.8 x
11.7 x
12.2 x
6.6 x
10.2 x
9.6 x
10.2 x
10.1 x
17.8 x
7.4 x
Francis (Current)
Francis ($89)
Francis ($86.5)
Francis (1 Day Prior to Offer)
Amgen
Biogen Idec
Celgene
Genzyme
Gilead
Abbott
Bristol-Myers Squibb
Eli Lilly
Johnson & Johnson
Merck
Pfizer
Schering-Plough
Wyeth
James
AstraZeneca
Bayer
GSK
Merck KGaA
Novartis
Novo Nordisk
Sanofi-Aventis

2009 P/E (As of 10-Dec-2008 Meeting)


Median = 13.8x
Median = 9.5x
Median = 10.2x
19.0 x
22.7 x
22.1 x
20.9 x
12.2 x
11.2 x
23.5 x
13.8 x
20.0 x
14.3 x
10.6 x
8.1 x
12.5 x
7.6 x
6.6 x
9.6 x
9.3 x
12.7 x
7.1 x
9.3 x
11.3 x
9.2 x
11.1 x
17.6 x
7.5 x
Francis (Current)
Francis ($89)
Francis ($86.5)
Francis (1 Day Prior to Offer)
Amgen
Biogen Idec
Celgene
Genzyme
Gilead
Abbott
Bristol-Myers Squibb
Eli Lilly
Johnson & Johnson
Merck
Pfizer
Schering-Plough
Wyeth
James
AstraZeneca
Bayer
GSK
Merck KGaA
Novartis
Novo Nordisk
Sanofi-Aventis

■ Large Cap Biotech ■ U.S. Large Pharma ■ Europe Large Pharma

Source: IBES median estimates as of 20-Feb-2009 and 05-Dec-2008

Public Market Perspectives 6

Draft – Highly Confidential Goldman Sachs Evolution of Analyst Estimates Francis Last Five Years 20-Feb-2004 29-Apr-2005 10-Jul-2006 18-Sep-2007 $7.00 $120.00 $6.00 2013E $6.00 $5.48 2012E $90.00 $5.00 $4.86 2011E $4.35 2010E EPS $4.00 $3.79 2009E Price $60.00 $3.00 $2.94 $3.42 Stock Estimated 2007A 2008A $2.23 $2.00 2006A $30.00 $1.28 $1.00 2005A $0.83 2004A $0.00 $0.00 27-Feb-04 31-Dec-04 31-Oct-05 31-Aug-06 29-Jun-07 30-Apr-08 10-Feb-09 Monthly from 27-Feb-2004 to 20-Feb-2009 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 Price Source: FactSet and IBES median estimates as of 20-Feb-2009 Note: IBES median estimates exclude stock based compensation expense. Closing price of $85.02 as of 20-Feb-2009. Public Market Perspectives 7

Draft – Highly Confidential Goldman Sachs Francis Research Analyst Price Targets ($ Per Share) Price Target Before As of 10-Dec-2008¹ Current Deal Price Date Updated Bank Announcement Presentation Price Target Speculation 12-Feb-2009 Morgan Stanley 94 105 102 65-135 11-Feb-2009 Citi N/A 96 96 98—68 10-Feb-2009 Baird 87 100 100 100 10-Feb-2009 Barclays Capital 75 105 97 64-110 10-Feb-2009 BMO Capital Markets 82 104 85 70-100 10-Feb-2009 Natixis 76 85 85 67-104 09-Feb-2009 Deutsche Bank N/A 97 97 N/A 09-Feb-2009 JP Morgan 100 105 105 105 09-Feb-2009 UBS 92 N/A 100 100 03-Feb-2009 Bernstein Research 86 97 94 89-105 16-Jan-2009 Jefferies & Company 78 100 100 100 16-Jan-2009 Lazard 90 98 98 98 16-Jan-2009 Oppenheimer 88 105 105 102-110 16-Jan-2009 Piper Jaffray N/A N/A 96 N/A 16-Jan-2009 RBC Capital 84 100 100 95-100 16-Jan-2009 Rodman & Renshaw 90 90 90 95-124 High $100 $105 $105 $135 Mean 86 99 97 97² Median 87 100 98 99² Low 75 85 85 64 Source: 1 Wall Street research 2 Price targets are latest as of 10-Dec-2008. Mean and median based on the midpoint of the deal price speculation range. Public Market Perspectives 8

Draft – Highly Confidential

Goldman Sachs

Francis Top Institutional Shareholders Composition

As of 31-Jan-2009		% O/S
James Holdings	587,189,380	55.76%
Non-James Holding	465,784,657	44.24%
Shares Outstanding	1,052,974,037	

As of 09-Feb-2009	% O/S of Minority
Hedge Fund / Arb	10.3%
Non-Hedge Fund / Arb	89.7%

Top Shareholders (Sorted by "Current Position")

Rank	Institution Name	Position 18-Jul-2008 (Based on 30-Jun-2008 13F Filings)	Position 30-Jan-2009	Current Position 06-Feb-2009	Change vs. 30-Jan-2009	Change vs. 18-Jul-2008	Avg. Cost	Current %O/S of Total	Current %O/S of Minority
1	Fidelity Mgmt. & Research	41,806,660	52,365,067	52,365,067	0	10,558,407	$66.05	4.97%	11.24%
2	Marsico Capital	27,214,792	25,858,981	25,858,981	0	(1,355,811)	43.59	2.46	5.55
3	AllianceBerstein (AXA)	17,112,145	21,283,000	21,083,000	(200,000)	3,970,855	75.29	2.00	4.53
4	T. Rowe Price	17,256,456	18,332,149	18,632,149	300,000	1,375,693	76.93	1.77	4.00
5	Barclays Global	15,306,210	14,129,037	14,129,037	0	(1,177,173)	54.51	1.34	3.03
6	Capital Guardian Trust	19,376,837	12,474,828	12,174,828	(300,000)	(7,202,009)	78.21	1.16	2.61
7	Capital Research & Mgmt.	15,350,000	10,716,935	10,716,935	0	(4,633,065)	65.05	1.02	2.30
8	Jennison Associates	10,779,817	12,179,817	10,179,817	(2,000,000)	(600,000)	68.79	0.97	2.19
9	Vanguard Group	9,056,406	9,808,157	9,808,157	0	751,751	59.28	0.93	2.11
10	State Street Global Advisors	6,597,198	7,196,948	7,196,948	0	599,750	49.72	0.68	1.55
11	ClearBridge Advisors	9,712,089	6,120,773	6,120,773	0	(3,591,316)	33.14	0.58	1.31
12	Delaware Inv. Advisors	9,135,610	5,714,850	5,714,850	0	(3,420,760)	78.18	0.54	1.23
13	TIAA-CREF Asset Mgmt.	7,281,457	5,687,388	5,687,388	0	(1,594,069)	65.24	0.54	1.22
14	TCW Asset Mgmt.	4,703,902	4,001,837	4,001,837	0	(702,065)	39.65	0.38	0.86
15	Waddell & Reed	2,382,370	7,211,504	3,911,504	(3,300,000)	1,529,134	85.73	0.37	0.84
16	GE Asset Management	3,788,047	3,501,946	3,501,946	0	(286,101)	76.95	0.33	0.75
17	Franklin Advisors	2,965,748	3,458,615	3,458,615	0	492,867	59.21	0.33	0.74
18	Paulson & Co.	0	3,424,400	3,424,400	0	3,424,400	88.93	0.33	0.74
19	PRIMECAP Management	2,949,486	3,333,186	3,333,186	0	383,700	73.73	0.32	0.72
20	Orbimed Advisors	2,716,480	3,278,990	3,278,990	0	562,510	53.54	0.31	0.70
21	RCM Capital Mgmt.	3,060,596	3,260,596	3,260,596	0	200,000	68.72	0.31	0.70
22	Walter Scott & Partners	4,070,591	3,214,865	3,214,865	0	(855,726)	69.76	0.31	0.69
23	Wellington Mgmt.	15,892,746	3,036,952	3,036,952	0	(12,855,794)	67.45	0.29	0.65
24	INTECH Investment Mgmt	432,550	2,316,880	3,016,880	700,000	2,584,330	81.05	0.29	0.65
25	Northern Trust	2,656,547	2,938,510	2,938,510	0	281,963	55.83	0.28	0.63
	Top 25 Institutional Shareholders	251,604,740	244,846,211	240,046,211	(4,800,000)	(11,558,529)	$65.38	22.80%	51.54%

Source: Bloom Partners
Note: Capital Research Global and Capital World Investors have been combined. Walter Scott & Partners is Scotland-based investment firm. As received by Francis on 18-Feb-2009

Public Market Perspectives 9

Draft – Highly Confidential Goldman Sachs III. Financial Analysis Financial Analysis 10

Draft – Highly Confidential Goldman Sachs Financial Analysis Overview Summary ($ Per Share) Methodology Equity Value Per Diluted Share Comments Current Stock Price Current Offer Price $85.02 $86.50 $67 $99 52-Week High: $99.05 52-Week Trading Range 52-Week Low: $66.80 Wall Street Equity Research Wall Street High Target Price: $135.00 $64 $135 Deal Price Speculation Wall Street Low Target Price: $64.00 Forward earnings multiple of 16 – 24x on 2009E EPS Comparable Companies (2009E P/E) – $61 $93 Management base case 2009E EPS of $3.86 Management and IBES EPS Estimates IBES median 2009E EPS of $3.79 Forward earnings multiple of 16 – 24x on EPS Present Value of Future Stock Price – P/E – 9.0% cost of equity Management Base Case $65 $112 Management base case 2010E and 2011E EPS of $4.44 and $5.54 Forward earnings multiple of 16 – 24x on EPS Present Value of Future Stock Price – P/E – $64 $98 9.0% cost of equity IBES IBES median 2010E and 2011E EPS of $4.35 and $4.86 2 – 4% perpetuity growth rate Discounted Cash Flow – Management Base Case 8 – 10% discount rate $97 $147 (2024) Includes management estimates of 2015 opt-in value and ESO expense 2 – 4% perpetuity growth rate Discounted Cash Flow – Management Base Case $91 $141 8 – 10% discount rate (2018) Includes management estimates of 2015 opt-in value and ESO expense $50.00 $70.00 $90.00 $110.00 $130.00 $150.00 Source: Francis management projections, Wall Street research and FactSet as of 20-Feb-2009 Financial Analysis 11

Draft – Highly Confidential Goldman Sachs A. Present Value of Future Stock Price Analysis Present Value of Future Stock Price Analysis 12

Draft – Highly Confidential Goldman Sachs Present Value of Future Stock Price Analysis Management Case, Adjusted for Share Repurchases at One Year Forward at 20.0x P/E1 ($ Per Share) Future Stock Price (Undiscounted) Present Value at 9.0% Cost of Equity 16.0x 20.0x 24.0x 16.0x 20.0x 24.0x $140 $132.92 $140 $120 $120 $111.88 $106.55 $110.77 $100 $100 $97.76 $93.23 $92.65 $88.80 $88.61 $92.65 $81.46 $80 $80 $74.59 $77.21 $77.21 $71.04 $60 $60 $65.17 $61.77 $61.77 $40 $40 2009E 2010E 2011E 2009E 2010E 2011E 2009E 2010E 2011E 2008—2011E CAGR² EPS (Mgmt Forecast)¹ $ 3.86 $ 4.44 $ 5.54 17.4% IBES $ 3.79 $ 4.35 $4.86 12.4% Source: Francis management projections and IBES 1 Assumes cash of $3.6bn, $7.2bn and $5.5bn for 2009E-2011E, respectively, used to repurchase shares based on management projections. Price of share repurchase assumed to be 20.0x one year 2 forward EPS per Management Case ($88.80, $110.77 and $133.43 for 2009E-2011E, respectively). 2008 actual non-GAAP EPS of $3.42 per company public filing. Present Value of Future Stock Price Analysis 13

Draft – Highly Confidential Goldman Sachs B. Discounted Cash Flow Analysis Discounted Cash Flow Analysis 14

Draft – Highly Confidential Goldman Sachs Key Assumptions of the 2008 Francis Financial Plan Near-term Avastin adjuvant CRC trial (C-08) — Base case: 61% PTS in Q2 2009 Price / reimbursement impacts — Base case assumes 3% annual price increases excluding Avastin and Lucentis — Avastin price increase contingent upon breast trial outcome 2015 James commercial agreement expiration — Assumes status quo type of terms — Management expects more favorable market terms than current (modeled separately) Tax rate assumptions — Base case assumes off-shore manufacturing tax benefits trend tax-rate to approximately 29% FOB Assumptions — Assumptions factor in number of entrants, physician acceptance and price discounts by product Unnamed product PTS and market opportunity — Assumes large and small molecule NMEs — Launch to filing PTS of 20% and 11%, respectively — Market opportunity of $1bn per NME indication (including two line extensions) Long-term Source: Francis management Discounted Cash Flow Analysis 15

Draft – Highly Confidential Goldman Sachs Product Sales Breakdown in the Francis 2008 Financial Plan ($ in millions) Avastin Rituxan Herceptin Lucentis Other Marketed Named Product Pipeline Unnamed Pipeline Non-Product $40,000 $33,803 $31,551 $35,000 $28,732 $26,230 262 $24,995 313 $24,279 $30,000 $23,408 365 $20,764 $19,004 393 $18,061 $25,000 433 $17,349 436 $16,083 429 19,968 16,656 $14,860 2,702 4,956 13,477 418 7,624 $13,690 10,479 $20,000 395 1,246 $12,345 260 126 357 566 3,548 27 331 2,575 $11,244 25 128 973 1,678 449 4,337 $15,000 157 56 224 22 3,852 3,932 3,869 3,865 4,015 3,974 4,877 3 3,131 5,083 85 3,780 5,296 5,343 3,581 1,594 1,741 1,880 2,005 2,112—1,438 5,314 3,146 1,702 3,057 $10,000 2,782 1,370 1,748 1,740 1,796 1,311 1,755 1,867 1,948 1,849 3,019 1,126 1,711 1,162 966 1,663 2,649 2,242 1,722 1,337 1,176 3,004 2,979 1,585 2,759 1,085 1,556 2,261 1,470 2,725 932 1,024 872 849 2,635 1,343 831 $5,000 2,575 2,664 1,240 1,184 970 1,139 7,302 7,519 923 895 872 6,521 6,880 7,103 6,783 5,036 5,900 5,262 3,736 4,303 4,011 3,556 3,378 3,332 3,156 $0 2009E 2010E 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E Source: Francis 2008 Financial Plan as provided by management 16-Nov-2008 Discounted Cash Flow Analysis 16

Draft – Highly Confidential Goldman Sachs Discounted Cash Flow Analysis of Francis Key Assumptions Discounted Cash Flow analysis provides a framework to evaluate the ongoing performance of the business, but should be considered in a broader context of approaches (e.g., comparable transaction and trading multiples) Projections from 2009 to 2024 provided by Francis Management as of 16-Nov-2008 and provided to James and Greenhill — Projections by product were provided for Avastin, Rituxan, Herceptin, Lucentis as well as for the unnamed pipeline — A summary of the projections was publicly filed by James in its tender offer Assumes 1,052mm basic shares outstanding, as of 31-Oct-2008 — Current options outstanding included in share count by the treasury stock method; options schedule provided by Francis management as of 14-Nov-2008 Financial Sensitivity Analysis: — Discount rates evaluated using a range of 8.0%—10.0% based on WACC analysis — Terminal value evaluated using perpetuity growth rate method using a range of 2.0%—4.0% Implied P/E terminal multiple also evaluated Assumes 31-Mar-2009 estimated net cash of $7.7 billion based on Company management cash flow projections Assumes capital expenditures and depreciation are offsetting in the terminal year Assumes an adjusted tax rate applied to operating income that trends from ~36% in 2009 to ~29% in 2024 terminal year, and ~36% in 2009 to ~30% in 2018, per management forecast Assumes cash flows discounted back to 31-Mar-2009 using mid-year convention Analysis includes impact of: — Future employee stock options expense: Assumes $328mm in after-tax ESO expense in 2009 with a 3.0% inflation rate and a range of 2.0%—4.0% of growth in headcount into perpetuity — Changes to James / Francis marketing agreement post 2015 per management guidance on expected market rate terms: NPV of incremental 2015 opt-in value derived from discounting projected product royalties from large and small molecules in the unnamed pipeline beginning in 2016, with a range of 2.0%—4.0% perpetuity growth rate Discounted Cash Flow Analysis 17

Draft – Highly Confidential

Goldman Sachs

Summary of 2008 Francis Financial Plan

2009E – 2015E

($ in millions, except per share data)

	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2009E - 2012E CAGR	2009E - 2015E CAGR
Revenues:									
Avastin Base Case	$3,378	$3,736	$4,303	$5,036	$5,900	$6,521	$6,880	14.2%	12.6%
Rituxan	2,575	2,664	2,635	2,725	2,759	2,649	2,242	1.9%	(2.3)%
Herceptin	1,470	1,585	1,663	1,711	1,755	1,748	1,740	5.2%	2.9%
Lucentis	966	1,126	1,311	1,370	1,438	1,594	1,741	12.3%	10.3%
Other Named Products and Pipelin	2,782	3,149	3,603	3,836	3,980	4,381	4,841	11.3%	9.7%
Unnamed Base Case	-	-	-	25	27	126	260		
Non-Product	73	85	175	157	224	331	357		
Product Sales	$11,244	$12,345	$13,690	$14,860	$16,083	$17,349	$18,061		
Royalties	2,501	2,465	2,617	2,681	2,723	2,809	2,551		
Contract & Other	373	289	342	497	563	660	805		
Total Revenue	**$14,118**	**$15,099**	**$16,648**	**$18,038**	**$19,370**	**$20,817**	**$21,418**	8.5%	7.2%
Cost and Expenses:									
Cost of Sales	$1,541	$1,794	$1,872	$1,760	$1,784	$1,947	$1,969		
R&D	2,824	3,020	3,330	3,608	3,874	4,163	4,284		
MSG&A	2,233	2,183	2,321	2,432	2,495	2,692	2,828		
Profit Sharing	1,352	1,544	1,664	1,688	1,581	1,654	1,645		
Total Cost & Exp.	**$7,950**	**$8,541**	**$9,187**	**$9,488**	**$9,734**	**$10,456**	**$10,726**		
Operating Income	**$6,169**	**$6,558**	**$7,461**	**$8,550**	**$9,636**	**$10,361**	**$10,692**	11.5%	9.6%
EBITDA	**$6,676**	**$7,144**	**$8,021**	**$9,125**	**$10,213**	**$10,946**	**$11,285**	11.0%	9.1%
Other Income, Net	147	240	382	499	496	531	647		
Earnings (Pre-Tax)	**$6,316**	**$6,799**	**$7,843**	**$9,049**	**$10,132**	**$10,892**	**$11,339**	12.7%	10.2%
Taxes	2,275	2,311	2,457	2,739	3,027	3,244	3,370		
Net Income	**$4,041**	**$4,487**	**$5,386**	**$6,310**	**$7,105**	**$7,648**	**$7,969**	16.0%	12.0%
WASO	1,051	1,013	969	933	893	860	846		
EPS	**$3.85**	**$4.43**	**$5.56**	**$6.76**	**$7.96**	**$8.90**	**$9.42**	**20.7%**	**16.1%**
Growth and Margins Analysis									
Revenue Growth	-	6.9 %	10.3 %	8.3 %	7.4 %	7.5 %	2.9 %		
R&D as % of Revenue	20.0	20.0	20.0	20.0	20.0	20.0	20.0		
MSG&A as % of Revenue	15.8	14.5	13.9	13.5	12.9	12.9	13.2		
EBIT Margin	43.7	43.4	44.8	47.4	49.7	49.8	49.9		
EBITDA Margin	47.3	47.3	48.2	50.6	52.7	52.6	52.7		
EPS Growth	-	15.2	25.4	21.7	17.7	11.8	5.8		
Selected Balance Sheet Metrics									
Cash & Equivalents [1]	$10,716	$8,527	$9,912	$10,624	$11,353	$14,078	$19,818		
Total Debt	2,268	1,755	1,741	1,724	1,705	1,683	658		
Selected Cash Flow Metrics									
Depreciation	$507	$586	$559	$575	$577	$585	$594		
Capital Expenditures	(546)	(560)	(620)	(600)	(554)	(545)	(593)		
(Increase) / Decrease in Working Capital	(50)	(371)	125	(68)	(122)	(132)	(58)		

Source: Company management projections as of 16-Nov-2008

[1] *Includes short-term investments and long-term marketable securities*

Discounted Cash Flow Analysis 18

Draft – Highly Confidential Goldman Sachs Francis 2008 Financial Plan Cash Flow Analysis ($ in millions) ‘09E—‘15E ‘15E—‘24E ‘09E—‘24E 2009E 2010E 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E CAGR CAGR CAGR Revenue $14,118 $15,099 $16,648 $18,038 $19,370 $20,817 $21,418 $22,273 $24,171 $26,897 $27,542 $28,398 $29,883 $32,825 $36,099 $38,764 7.2% 6.8% 7.0% Operating Income $6,169 $6,558 $7,461 $8,550 $9,636 $10,361 $10,692 $11,173 $12,414 $14,148 $14,450 $14,217 $14,609 $16,182 $17,970 $19,604 9.6% 7.0% 8.0% Taxes (2,219) (2,220) (2,311) (2,548) (2,838) (3,041) (3,121) (3,252) (3,662) (4,223) (4,116) (4,095) (4,203) (4,756) (5,269) (5,732) Unlevered Net Income $3,950 $4,339 $5,150 $6,002 $6,798 $7,320 $7,570 $7,920 $8,752 $9,925 $10,334 $10,122 $10,406 $11,426 $12,701 $13,872 11.5% 7.0% 8.7% Depreciation $507 $586 $559 $575 $577 $585 $594 $593 $594 $606 $613 $638 $625 $622 $635 $661 CapEx (546) (560) (620) (600) (554) (545) (593) (647) (640) (716) (688) (722) (782) (808) (833) (820) (Increase) / Decrease (50) (371) 125 (68) (122) (132) (58) (91) (222) (228) (126) 7 (197) (231) (397) (746) in Working Capital Unlevered Free Cash Flow $3,861 $3,994 $5,214 $5,909 $6,699 $7,228 $7,513 $7,776 $8,483 $9,588 $10,133 $10,044 $10,052 $11,010 $12,105 $12,968 11.7% 6.3% 8.4% EBITDA 6,676 7,144 8,021 9,125 10,213 10,946 11,285 11,766 13,007 14,754 15,063 14,855 15,234 16,804 18,605 20,266 9.1% 6.7% 7.7% Adjusted Tax Rate 36.0% 33.8% 31.0% 29.8% 29.4% 29.3% 29.2% 29.1% 29.5% 29.8% 28.5% 28.8% 28.8% 29.4% 29.3% 29.2% Note: Tax rate adjusted to exclude tax impact from interest income Discounted Cash Flow Analysis 19

Draft – Highly Confidential Goldman Sachs Illustrative Components of Discounted Cash Flow Analysis Assumes 3.0% Perpetuity Growth Rate and 9.0% Discount Rate ($ Per Share) $140 $121.00 ($10.35) $120 $7.69 $118.34 $100 Share $80 Per Value $60 $40 $20 $0 Base DCF Capitalized ESO Expense NPV of Incremental Total Value 2015 Opt-In Source: Financial projections and scenarios per Francis management as of 16-Nov-2008 Note: Assumes 1,052mm basic shares outstanding, as of 31-Oct-2008. Fully diluted shares outstanding calculated using treasury stock method based on options schedule provided by Francis management. Assumes net cash of $7.7 billion and cash flows discounted to 31-Mar-2009 using mid-year convention. Discounted Cash Flow Analysis 20

Draft – Highly Confidential Goldman Sachs Discounted Cash Flow Analysis of Francis Financial Sensitivities 2024 Terminal Year Enterprise Value Equity Value Per Share Perpetuity Growth Rate Perpetuity Growth Rate 2.0% 2.5% 3.0% 3.5% 4.0% $ 118.3 2.0% 2.5% 3.0% 3.5% 4.0% 10.0% $97,327 $99,467 $101,834 $104,446 $107,299 10.0% $97.28 $99.18 $101.27 $103.58 $106.11 Rate 9.5% 105,295 107,891 110,766 113,925 117,319 Rate 9.5% 104.34 106.63 109.18 111.97 114.98 Discount 9.0% 114,467 117,628 121,120 124,905 128,791 Discount 9.0% 112.45 115.25 118.34 121.69 125.13 8.5% 125,100 128,954 133,166 137,562 141,470 8.5% 121.87 125.28 129.01 132.90 136.36 8.0% 137,512 142,191 147,144 151,729 153,327 8.0% 132.85 137.00 141.38 145.44 146.85 % of Enterprise Value in Terminal Value Implied 2024 P/E1 Perpetuity Growth Rate Perpetuity Growth Rate $ 50.0 2.0% 2.5% 3.0% 3.5% 4.0% $ 14.3 2.0% 2.5% 3.0% 3.5% 4.0% 10.0% 40.2% 42.2% 44.3% 46.8% 49.6% 10.0% 10.6 x 11.4 x 12.3 x 13.3 x 14.5 x Rate 9.5% 42.5 44.6 47.1 49.8 53.0 Rate 9.5% 11.3 12.2 13.2 14.4 15.7 Discount 9.0% 44.9 47.3 50.0 53.1 57.0 Discount 9.0% 12.1 13.1 14.3 15.6 17.3 8.5% 47.5 50.1 53.2 56.9 61.8 8.5% 13.0 14.2 15.5 17.2 19.2 8.0% 50.2 53.2 56.8 61.5 68.8 8.0% 14.1 15.4 17.0 19.0 21.5 Source: Financial projections per Francis management as of 16-Nov-2008 Note: Includes capitalized ESO expense and NPV of incremental 2015 Opt-in. Assumes 1,052mm basic shares outstanding, as of 31-Oct-2008. Fully diluted shares outstanding calculated using treasury 1 stock method based on options schedule provided by Francis management. Assumes net cash of $7.7 billion and cash flows discounted to 31-Mar-2009 using mid-year convention P/E as implied by net income per Francis management projections Discounted Cash Flow Analysis 21

Draft – Highly Confidential Goldman Sachs

Discounted Cash Flow Analysis of Francis

Financial Sensitivities 2018 Terminal Year

Enterprise Value Equity Value Per Share

Perpetuity Growth Rate Perpetuity Growth Rate

2.0% 2.5% 3.0% 3.5% 4.0% $ 111.6 2.0% 2.5% 3.0% 3.5% 4.0%

10.0% $89,767 $92,775 $96,134 $99,891 $104,080 10.0% $90.59 $93.25 $96.23 $99.55 $103.26 Rate 9.5% 96,725 100,258 104,215 108,637 113,523 Rate 9.5% 96.75 99.88 103.38 107.29 111.62 Discount 9.0% 104,705 108,875 113,545 118,722 124,277 Discount 9.0% 103.81 107.50 111.64 116.22 121.14 8.5% 113,921 118,855 124,344 130,271 136,051 8.5% 111.97 116.34 121.20 126.44 131.56

8.0% 124,630 130,453 136,780 143,043 146,739 8.0% 121.45 126.61 132.21 137.75 141.02

% of Enterprise Value in Terminal Value Implied 2018 P/E1

Perpetuity Growth Rate Perpetuity Growth Rate $ 66.1 2.0% 2.5% 3.0% 3.5% 4.0% $ 16.0 2.0% 2.5% 3.0% 3.5% 4.0%

10.0% 57.0% 59.2% 61.5% 64.0% 66.9% 10.0% 11.9 x 12.8 x 13.8 x 14.9 x 16.2 x Rate 9.5% 58.9 61.2 63.7 66.5 69.8 Rate 9.5% 12.7 13.7 14.8 16.1 17.6 Discount 9.0% 60.8 63.3 66.1 69.3 73.1 Discount 9.0% 13.6 14.7 16.0 17.5 19.3 8.5% 62.8 65.5 68.7 72.4 77.5 8.5% 14.6 15.9 17.4 19.2 21.4

8.0% 64.9 68.0 71.7 76.5 84.3 8.0% 15.7 17.3 19.1 21.3 24.1

Source: Financial projections per Francis management as of 16-Nov-2008

Note: Includes capitalized ESO expense and NPV of incremental 2015 Opt-in. Assumes 1,052mm basic shares outstanding, as of 31-Oct-2008. Fully diluted shares outstanding calculated using treasury 1 stock method based on options schedule provided by Francis management. Assumes net cash of $7.7 billion and cash flows discounted to 31-Mar-2009 using mid-year convention P/E as implied by net income per Francis management projections

Discounted Cash Flow Analysis 22

Draft – Highly Confidential Goldman Sachs 2015 Opt-In Valuation Assumptions Key Assumptions Management forecast assumes current James / Francis royalty arrangement remains in place post 2015 with ~15% royalty rate Incremental value assumes a market royalty rate of 20% to 30% less the existing 15% royalty rate assumed in the management forecast $500M peak for lead indication and $250M peak sales for each line extension — Ex-U.S. sales equal to 100% of U.S. sales 35% marginal tax rate applied to post-2015 royalty revenues NMEs per year from 2015-2025 consistent with the management base case NMEs post 2025 held constant at 13 NMEs per year — Sensitivity analysis varies the 13 management base case NMEs per year +/- 2 NMEs per year Revenues projected to 2060 (beginning in 2022) and discounted to 31-Mar-2009 using mid-year convention — Discount rate of 8.0 to 10.0% Incremental Value Per Share Incremental Value Per Share Royalty Rate Incremental Slots 20% 23% 25% 28% 30% (2.0) (1.0) 0.0 1.0 2.0 10.0% $2.74 $4.10 $5.47 $6.84 $8.21 10.0% $3.26 $4.36 $5.47 $7.41 $9.35 Rate 9.5% 3.23 4.85 6.47 8.08 9.70 Rate 9.5% 3.86 5.15 6.47 8.66 10.86 Discount 9.0% 3.85 5.77 7.69 9.62 11.54 Discount 9.0% 4.61 6.14 7.69 10.20 12.71 8.5% 4.61 6.92 9.22 11.53 13.83 8.5% 5.53 7.36 9.22 12.11 14.99 8.0% 5.58 8.37 11.16 13.95 16.74 8.0% 6.71 8.92 11.16 14.50 17.85 Source: Company management Note: Assumes 1,052mm basic shares outstanding, as of 31-Oct-2008. Fully diluted shares outstanding calculated using treasury stock method based on options schedule provided by Francis management. Discounted Cash Flow Analysis 23

Draft – Highly Confidential Goldman Sachs Employee Stock Option Expense Assumptions ($ in millions, except per share data) Key Assumptions ? Employee stock expense per management estimates ? Assumes Black Scholes based estimate of 2009 after-tax employee stock option expense of $328 million ? 6% annual growth rate of ESO issuance consists of an assumed 3% annual inflation plus 3% annual employee growth — Sensitivity analysis varies 6% ESO growth rate by +/- 1.0% to reflect potential changes in inflation and employee growth ? Net present value projected per Francis management — Discount rate of 8.0 to 10.0% Total Value Total Value Per Share ESO Growth Rate ESO Growth Rate 5.0% 5.5% 6.0% 6.5% 7.0% $(10.4) 5.0% 5.5% 6.0% 6.5% 7.0% 10.0% ($6,840) ($7,565) ($8,473) ($9,639) ($11,194) 10.0% ($6.34) ($7.01) ($7.84) ($8.91) ($10.33) Rate 9.5% (7,588) (8,498) (9,668) (11,228) (13,412) Rate 9.5% (7.01) (7.84) (8.91) (10.34) (12.34) Discount 9.0% (8,524) (9,698) (11,262) (13,453) (16,739) Discount 9.0% (7.85) (8.92) (10.35) (12.35) (15.35) 8.5% (9,728) (11,297) (13,494) (16,790) (22,283) 8.5% (8.93) (10.36) (12.36) (15.37) (20.38) 8.0% (11,332) (13,536) (16,842) (22,352) (33,372) 8.0% (10.37) (12.38) (15.38) (20.40) (30.44) Source: Company management Note: Assumes 1,052mm basic shares outstanding, as of 31-Oct-2008. Fully diluted shares outstanding calculated using treasury stock method based on options schedule provided by Francis management. Discounted Cash Flow Analysis 24

Draft – Highly Confidential Goldman Sachs Illustrative Review of Financial Analysis Sensitivity Analysis ($ Per Share) Item Methodology Equity Value Per Diluted Share $118 Range of 8% to 10% discount rate and 2% to 4% perpetuity Base Case growth rate ($21) +$29 Scenarios¹ 70% PTS for adjuvant lung and breast indications; early Adjuvant Upside +$6 positive C-08 results in Q2 2009 10% PTS for adjuvant lung and breast indications; negative Adjuvant Downside C-08 results by Q2 2009 ($11) Greater market opportunity – one in five future molecules Unnamed Pipeline added to portfolio have an Avastin like sales potential (~$2.3 +$15 Upside billion peak sales) Unnamed Pipeline Reduced overall market opportunity to $750 million for each ($4) Downside product -10% to +10% incremental change in volume / total revenue Volume ($15) +$15 (constant margins) -10% to +10% incremental change in pricing Pricing ($23) +$23 (no change in costs) Follow-on Biologic -20% to +20% incremental follow-on biologic erosion for top ($4) +$4 4 products (constant margins) $85 $95 $105 $115 $125 $135 $145 $155 Source: 1 Francis management projections Assumes 3.0% perpetuity growth rate and 9.0% discount rate; assumptions regarding NPV of incremental 2015 Opt-in and capitalized ESO expense held constant in each scenario Discounted Cash Flow Analysis 25

Draft – Highly Confidential Goldman Sachs C. Transaction-Related Financial Analysis Transaction-Related Financial Analysis 26

Draft – Highly Confidential Goldman Sachs Transaction-Related Source of Value Synergies to James — James publicly acknowledges $750 to $850 million in synergy opportunity Precedent transactions show this estimate to be conservative when measured as a percentage of sales and operating expenses Tax Benefits — Inter-company loan: James acknowledges using inter-company tax strategies in recent acquisitions to reduce tax leakage — Long-term tax strategies: Under James’ ownership, Francis can gradually lower the tax rate by moving existing IP and housing new IP in foreign jurisdictions as well as expanding Francis’ current plan to offshore manufacturing activities The Intangibles – Control versus Ownership — “Be very careful — we control, but we don’t own. And there is, as Bill or Severin pointed out, there is no free exchange of information, of know-how, of intellectual property; all that is today not possible. We are running two parallel organizations. We are running programs that are parallel and perhaps should not be parallel. We are developing the same drugs on the one hand in the United States through an organization; on the other hand, outside of the States through an organization. More and more large company overlaps are being created.” -— Franz Humer, Investor Conference, 22-Jul-2008 Cash Flow Control Transaction-Related Financial Analysis 27

Draft – Highly Confidential Goldman Sachs Illustrative Benefits Related to Inter-Company Loan ($ in billions, except per share data) Potential Inter-Company Loan Benefit James Swiss parent raises debt in non-U.S. jurisdictions James parent loans proceeds to its U.S. subsidiary at an arm’s-length rate (e.g., 8%) to fund the buyout consideration (the “inter-company loan”) The inter-company loan creates tax deductions in the U.S. which enhances after-tax cash flow from Francis’ operations — Interest on inter-company loan is generally deductible for U.S. tax purposes provided aggregate interest expense does not exceed 50% of taxable EBITDA — Interest payments should not be subject to U.S. withholding tax under U.S.-Swiss tax treaty Need to determine whether and at what rate the interest income would be taxable in Switzerland — Generally, Swiss companies would be subject to tax on interest income at 25% tax rate, although there may be structures to reduce tax liability in Switzerland Illustrative tax shield assuming $30 billion in new debt: — ($30bn debt * 8% interest rate * 39% marginal tax rate) = $936mm annual benefit — If Swiss tax rate on interest income is 25%, net tax savings of $336mm; net benefit even greater if interest income is subject to even lower tax rate in Switzerland or the Netherlands NPV Benefit of Inter-Company Loan at Various Swiss Tax Rates Per Total Share Per Minority Share Inter-Company Loan Amount ($bn) Inter-Company Loan Amount ($bn) $ 9.6 $10.0 $20.0 $30.0 $40.0 $50.0 $ 20.8 $10.0 $20.0 $30.0 $40.0 $50.0 25% $1.14 $2.29 $3.43 $4.58 $5.72 25% $2.49 $4.98 $7.47 $9.95 $12.44 Rate 20% 1.55 3.11 4.66 6.21 7.77 Rate 20% 3.38 6.75 10.13 13.51 16.89 Tax 15% 1.96 3.92 5.89 7.85 9.81 Tax 15% 4.27 8.53 12.80 17.06 21.33 10% 2.37 4.74 7.11 9.48 11.85 10% 5.16 10.31 15.47 20.62 25.78 Swiss 5% 2.78 5.56 8.34 11.12 13.90 Swiss 5% 6.04 12.09 18.13 24.18 30.22 0% 3.19 6.38 9.57 12.75 15.94 0% 6.93 13.87 20.80 27.73 34.66 Note: Assumes 1,087 mm diluted shares outstanding. Assumes James owns 587mm shares and the remainder held by minority shareholders. Assumes 9.0% cost of capital. Assumes James will not pay down transaction debt and U.S. marginal tax rate of 39%. This analysis represents a stand-alone case that captures solely the potential inter-company loan benefit and assumes that no other tax benefits are achieved. Transaction-Related Financial Analysis 28

Draft – Highly Confidential Goldman Sachs Illustrative Benefits Related to Long-Term Tax Strategies Over time James may be able to offshore Francis IP to achieve a lower overall tax rate — Immediate movement of IP offshore would generate a large one-time tax bill In addition, due to global operations, James may be able to accelerate and/or maintain offshore manufacturing tax benefits for a longer period The long term benefit of a tax rate that approximates James’ current tax rate could contribute significant long-term value The table below shows the net value that could be created by trending to a 26% terminal year tax rate vs. a 29% tax rate Present Value of Long-term Tax Strategies Per Total Share Per Minority Share Perpetuity Growth Rate Perpetuity Growth Rate 2.0% 2.5% 3.0% 3.5% 4.0% 2.0% 2.5% 3.0% 3.5% 4.0% 10.0% $0.77 $0.89 $1.03 $1.19 $1.37 10.0% $1.74 $2.02 $2.33 $2.69 $3.10 Rate 9.5% 1.01 1.15 1.32 1.52 1.76 Rate 9.5% 2.28 2.61 3.00 3.44 3.97 Discount 9.0% 1.29 1.47 1.68 1.93 2.23 Discount 9.0% 2.92 3.33 3.81 4.37 5.05 8.5% 1.63 1.86 2.12 2.44 2.83 8.5% 3.69 4.20 4.80 5.53 6.41 8.0% 2.04 2.33 2.67 3.09 3.61 8.0% 4.62 5.27 6.04 6.98 8.16 Note: Assumes 1,052mm basic shares outstanding, as of 31-Oct-2008. Fully diluted shares outstanding calculated using treasury stock method based on options schedule provided by Francis management. Assumes 44.2% minority holdings. Assumes James will not pay down transaction debt. Potential tax withholding related to interest income to parent entity is not included in analysis. Transaction-Related Financial Analysis 29

Draft – Highly Confidential Goldman Sachs Synergy Levels in Precedent Pharmaceutical Transactions ($ in millions) Total Cost Savings as a % of Prior Year Combined Total Announced Announced Transactions Cost Savings ($mm) Pharma Sales R&D + SG&A James / Francis $750—$850 2.5%—2.8% 4.4%—5.0% Pfizer / Wyeth 4,000 6.3 12.2 UCB / Schwarz 382 10.8 17.5 AstraZeneca / MedImmune 500 1.8 3.3 Roche / Syntex 825 10.6 21.4 Glaxo / Wellcome 1,165 9.4 19.9 Ciba-Geigy / Sandoz 1,500 7.8 17.7 Pfizer / Warner-Lambert ¹ 1,700 8.1 14.5 Astra / Zeneca 1,900 8.5 14.1 Pharmacia / Upjohn 500 6.7 13.5 Glaxo / SmithKline 1,700 8.1 13.0 AHP / Monsanto ² 1,400 6.2 12.9 Sanofi-Synthelabo / Aventis 1,940 6.1 12.5 Pfizer / Pharmacia 2,500 6.8 11.0 Monsanto / Pharmacia & Upjohn 600 5.7 9.4 AHP / Warner-Lambert ² 1,200 6.9 9.1 High 10.8% 21.4% Mean 7.3 13.5 Median 6.9 13.0 Low 1.8 3.3 1 Source: Publicly available information 2 Represents percentages based on Pharma businesses only. Adjusts for Warner-Lambert’s consumer and confectionary businesses and Pfizer’s animal health and consumer businesses. Deal withdrawn. Transaction-Related Financial Analysis 30

Draft – Highly Confidential Goldman Sachs Illustrative Benefits Related to Incremental Synergy Benefits James has messaged $750—$850mm in synergies — Precedent transactions indicate synergies could be substantially larger EPS Impact to James The incremental impact of $100mm of pre-tax synergies is an annual CHF 0.09 per share to James EPS (approximately 0.7% of James 2009E EPS) Present Value of Synergies Discounted by 8.0%—10.0%, assuming no growth rate Present Value of Synergies Per Total Share Per Minority Share Annual Savings Annual Savings 4.903757 $750 $850 $1,500 $2,250 10.66202 $750 $850 $1,500 $2,250 Capital 10.0% $4.41 $5.00 $8.83 $13.24 Capital 10.0% $9.60 $10.88 $19.19 $28.79 of of 9.0% 4.90 5.56 9.81 14.71 9.0% 10.66 12.08 21.32 31.99 Cost Cost 8.0% 5.52 6.25 11.03 16.55 8.0% 11.99 13.59 23.99 35.98 Note: Assumes 1,087 mm diluted shares outstanding. Assumes James owns 587mm shares and the remainder held by minority shareholders. Synergies taxed at Francis tax rate of approximately 36.0%. EPS benefit to James based on 1.16 CHF : USD exchange rate and 862.6 million James shares outstanding. Percentage change to James EPS based on 2009E Wall Street EPS of CHF 11.57. Transaction-Related Financial Analysis 31

Draft – Highly Confidential Goldman Sachs IV. Credit Market Considerations and Transaction Analysis Credit Market Considerations and Transaction Analysis 32

Draft – Highly Confidential Goldman Sachs A. Credit Market Considerations Credit Market Considerations 33

Draft – Highly Confidential Goldman Sachs Current Credit Market Considerations Financing markets are showing signs of improvement for high quality, investment grade issuers — $16.5 billion bond offering recently completed by James — Pfizer/Wyeth bridge loan for $22.5 billion is a positive development, although lenders negotiated unusual funding conditions and sizeable up-front fees — Novartis successfully placed $5 billion in bonds during its initial US public bond offering — Investment grade new issue volume year to date has been strong More than $80bn of new corporate issuance year-to-date in 2009, including 10 offerings larger than $3bn Reduced bank capacity continues to create size constraints for completing large transactions — Commitments are very expensive — Pfizer loan arguably decreases capacity Uncertainty around government sponsored bank relief programs adds to near term lending hesitancy However, James and Francis are considered stable, creditworthy companies, which makes it difficult to assume that a transaction cannot be financed — Generate significant cash flow — Low existing leverage levels — Healthcare considered a relatively stable sector during economic downturns Credit Market Considerations 34

Draft – Highly Confidential Goldman Sachs B. Transaction Analysis Transaction Analysis 35

Draft – Highly Confidential Goldman Sachs Transaction Analysis Assumptions Projections based on Wall Street research dated 20-Feb-2009 for James, 16-Jan-2009 for Francis and Francis management projections as of 16-Nov-2008 Achieves pre-tax synergies of $400 million in 2009E and $800 million in 2010E—2011E — Excludes potential costs to achieve synergies Assumes cash consideration consists of $10 billion in existing cash — Assumes $16.5 billion bond offering recently completed by James is used for acquisition consideration — Size of transaction and debt ratings are significant considerations in evaluating cost and capacity for debt 3.0% opportunity cost of cash CHF10 billion minimum cash balance for pro forma company and James projected dividend payments per Wall Street research — Excess free cash flow used to service debt Assumes no amortization of excess purchase price due to ability of James to account for it on the balance sheet directly as a reduction in equity (Francis already consolidated) Pro forma for transaction closing 01-Jan-2009 Transaction Analysis 36

Draft – Highly Confidential Goldman Sachs Leverage Analysis for James Pro Forma for the Acquisition of Francis (Figures in millions, except per share data) Currency Exchange Rate (CHF / $) 1.16 Price Per Share ($) $86.50 $89.00 $95.00 $100.00 $105.00 $110.00 $115.00 $120.00 $125.00 Price Per Share (CHF) CHF 99.92 CHF 102.81 CHF 109.74 CHF 115.52 CHF 121.29 CHF 127.07 CHF 132.84 CHF 138.62 CHF 144.39 Minority Shares (mm) 486 488 491 494 496 498 500 502 503 Equity Consideration—Diluted $42,044 $43,397 $46,648 $49,360 $52,072 $54,785 $57,497 $60,210 $62,923 CHF 48,567 CHF 50,130 CHF 53,885 CHF 57,018 CHF 60,151 CHF 63,285 CHF 66,418 CHF 69,552 CHF 72,685 Existing Cash Used $10,000 $10,000 $10,000 $10,000 $10,000 $10,000 $10,000 $10,000 $10,000 CHF 11,552 CHF 11,552 CHF 11,552 CHF 11,552 CHF 11,552 CHF 11,552 CHF 11,552 CHF 11,552 CHF 11,552 Incremental Financing Need $32,544 $33,897 $37,148 $39,860 $42,572 $45,285 $47,997 $50,710 $53,423 CHF 37,593 CHF 39,156 CHF 42,911 CHF 46,044 CHF 49,177 CHF 52,311 CHF 55,444 CHF 58,578 CHF 61,711 Estimated Average Financing Cost 4% 4% 4% 4% 4% 4% 5% 5% 5% 2008A Pro Forma Credit Profile (CHF mn) EBITDA CHF 16,645 CHF 16,645 CHF 16,645 CHF 16,645 CHF 16,645 CHF 16,645 CHF 16,645 CHF 16,645 CHF 16,645 CapEx 3,139 3,139 3,139 3,139 3,139 3,139 3,139 3,139 3,139 Total Debt 41,682 43,245 47,000 50,133 53,266 56,400 59,533 62,667 65,800 Total Debt / EBITDA 2.5 x 2.6 x 2.8 x 3.0 x 3.2 x 3.4 x 3.6 x 3.8 x 4.0 x Total Debt / (EBITDA—CapEx) 3.1 3.2 3.5 3.7 3.9 4.2 4.4 4.6 4.9 Net Debt 29,953 31,515 35,271 38,403 41,537 44,670 47,804 50,937 54,070 Net Debt / EBITDA 1.8 x 1.9 x 2.1 x 2.3 x 2.5 x 2.7 x 2.9 x 3.1 x 3.2 x Net Debt / (EBITDA—CapEx) 2.2 2.3 2.6 2.8 3.1 3.3 3.5 3.8 4.0 Total Cash 11,730 11,730 11,730 11,730 11,730 11,730 11,730 11,730 11,730 2009E Pro Forma Credit Profile (CHF mn) EBITDA CHF 18,835 CHF 18,835 CHF 18,835 CHF 18,835 CHF 18,835 CHF 18,835 CHF 18,835 CHF 18,835 CHF 18,835 CapEx 2,899 2,899 2,899 2,899 2,899 2,899 2,899 2,899 2,899 Total Debt 33,417 34,979 38,735 41,868 45,001 48,134 51,268 54,401 57,535 Total Debt / EBITDA 1.8 x 1.9 x 2.1 x 2.2 x 2.4 x 2.6 x 2.7 x 2.9 x 3.1 x Total Debt / (EBITDA—CapEx) 2.1 2.2 2.4 2.6 2.8 3.0 3.2 3.4 3.6 Net Debt 23,417 24,979 28,735 31,868 35,001 38,134 41,268 44,401 47,535 Net Debt / EBITDA 1.2 x 1.3 x 1.5 x 1.7 x 1.9 x 2.0 x 2.2 x 2.4 x 2.5 x Net Debt / (EBITDA—CapEx) 1.5 1.6 1.8 2.0 2.2 2.4 2.6 2.8 3.0 Total Cash 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 Preliminary Long-term Credit Rating AA- / A1 AA- / A1 AA-,A+ / A1,A2 A+ / A2 A / A3 upside potential A / A3 A- / Baa1 A- / Baa1 Potential Notch Downgrade ¹ 0 / 3 0 / 3 1 / 4 1 / 4 2 / 5 2 / 5 3 / 6 3 / 6 Preliminary Short-term Credit Rating A-1+ / P-1 A-1+ / P-1 A-1+,A-1 / P-1 A-1 / P-1 <--— A-1 stable / P-1 at risk --—> A-2 / P-2 A-2 / P-2 A-2 / P-2 Source: Francis management projections and Wall Street research 1 Note: Assumes debt paydown beginning in 2009 with a minimum CHF10,000 mm cash balance Assumes current Moody’s long-term rating of Aa1, which is under review for possible downgrade. Credit ratings and financing costs represent estimates Transaction Analysis 37

Draft – Highly Confidential

Goldman Sachs

Comparison of Illustrative Financing Sources

100% Cash at $86.50 Per Share

(Figures in millions)

Current

- Near-term availability of bridge commitment to fund an all-cash deal is difficult and expensive given continued deterioration of credit markets (Pfizer)

Sources

	USD	CHF
Stock Consideration	$0	CHF 0
Francis Cash Used	$9,545	CHF 11,026
James Existing Cash Used	455	526
Total Cash Used	$10,000	CHF 11,552
Debt Issuance:		
Commercial Paper @ 1.6%	$10,000	CHF 11,552
Bonds ($) @ 4.9%	16,500	19,060
Bonds (EUR) @ 5.8%	6,044	6,982
Term Loan @ 2.7%	0	0
Total Debt Issuance	$32,544	CHF 37,593
Total Sources	**$42,544**	**CHF 49,145**

Average Financing Cost @ $86.50 Per Share	4.0%
Average Financing Cost @ $110.00 Per Share	4.2%

As of 12-Aug-2008

- Banks willing and able to provide large bridge commitments (InBev, BHP)

Sources

	USD	CHF
Stock Consideration	$0	CHF 0
Francis Cash Used	$6,337	CHF 6,859
James Existing Cash Used	3,663	3,964
Total Cash Used	$10,000	CHF 10,823
Debt Issuance:		
Commercial Paper @ 2.5%	$15,000	CHF 16,235
Bonds ($) @ 6.0%	10,000	10,823
Bonds (EUR) @ 6.3%	5,000	5,412
Term Loan @ 4.3%	2,960	3,204
Total Debt Issuance	$32,960	CHF 35,673
Total Sources	**$42,960**	**CHF 46,496**

Average Financing Cost @ $86.50 Per Share	4.3%
Average Financing Cost @ $110.00 Per Share	5.0%

Note: Assumes $86.50 per share acquisition price. Assumes exchange rate today of 1.16 CHF / 1 USD and exchange rate on 12-Aug of 1.08 CHF / 1 USD. Estimated financing costs vary based on leverage level

Transaction Analysis 38

Draft – Highly Confidential Goldman Sachs Illustrative Accretion / (Dilution) Analysis 100% Cash (Figures in millions, except per share data) Currency Exchange Rate (CHF / $) 1.16 Price Per Share ($) $86.50 $89.00 $95.00 $100.00 $105.00 $110.00 $115.00 $120.00 $125.00 Price Per Share (CHF) CHF 99.92 CHF 102.81 CHF 109.74 CHF 115.52 CHF 121.29 CHF 127.07 CHF 132.84 CHF 138.62 CHF 144.39 Minority Shares (mm) 486 488 491 494 496 498 500 502 503 Equity Consideration—Diluted $42,044 $43,397 $46,648 $49,360 $52,072 $54,785 $57,497 $60,210 $62,923 CHF 48,567 CHF 50,130 CHF 53,885 CHF 57,018 CHF 60,151 CHF 63,285 CHF 66,418 CHF 69,552 CHF 72,685 Existing Cash Used $10,000 $10,000 $10,000 $10,000 $10,000 $10,000 $10,000 $10,000 $10,000 CHF 11,552 CHF 11,552 CHF 11,552 CHF 11,552 CHF 11,552 CHF 11,552 CHF 11,552 CHF 11,552 CHF 11,552 Incremental Financing Need $32,544 $33,897 $37,148 $39,860 $42,572 $45,285 $47,997 $50,710 $53,423 CHF 37,593 CHF 39,156 CHF 42,911 CHF 46,044 CHF 49,177 CHF 52,311 CHF 55,444 CHF 58,578 CHF 61,711 Estimated Average Financing Cost 4% 4% 4% 4% 4% 4% 5% 5% 5% % Accretion / (Dilution) to James 2009E 4.6% 3.4% 2.0% 1.0% 0.4% (0.5)% (4.9)% (5.9)% (7.0)% 2010E 2.9% 2.1% 0.7% (0.3)% (0.7)% (1.2)% (4.6)% (5.6)% (6.5)% 2011E 6.2% 5.6% 4.3% 3.1% 2.5% 1.7% (0.3)% (1.2)% (2.1)% Incremental Pre-tax Synergies to Breakeven 2009E NM NM NM NM NM CHF 64 CHF 681 CHF 830 CHF 979 2010E NM NM NM 44 103 187 696 845 994 2011E NM NM NM NM NM NM 49 197 346 Pro Forma EPS Growth Standalone 2008E—2012E 11.5% 14.5% 14.4% 14.1% 13.8% 13.6% 13.4% 13.0% 12.8% 12.6% Pro Forma P/E to Breakeven 2009E 11.7x 11.1x 11.3x 11.4x 11.5x 11.6x 11.7x 12.3x 12.4x 12.5x 2010E 10.7x 10.4x 10.5x 10.6x 10.7x 10.8x 10.8x 11.2x 11.3x 11.5x Implied Pro Forma PEG 2009E 1.0x 0.8x 0.8x 0.8x 0.8x 0.9x 0.9x 0.9x 1.0x 1.0x 2010E 0.9x 0.7x 0.7x 0.8x 0.8x 0.8x 0.8x 0.9x 0.9x 0.9x Source: Francis management projections and Wall Street research Note: Assumes cash consideration financed with $10 billion in existing cash and the remainder in new debt. Assumes $500mm in transaction fees paid with cash. Assumes 3.0% opportunity cost of cash. Assumes pre-tax synergies of $400 million in 2009E and $800 million in 2010E—2011E. Pro forma for 01-Jan-2009 closing. Standalone EPS growth per Wall Street research with adjustments to normalize interest income towards Wall Street research median. Transaction Analysis 39

Draft – Highly Confidential Goldman Sachs Appendix A: Supplementary Materials Supplementary Materials 40

Draft – Highly Confidential Goldman Sachs Analysis at Various Prices ($ in millions, except per share data) Price Per Share $86.50 $89.00 $95.00 $100.00 $105.00 $110.00 $115.00 $120.00 $125.00 Total Equity Consideration—Diluted $92,836 $95,657 $102,431 $108,079 $113,727 $119,376 $125,024 $130,673 $136,321 Net Debt (7,681) (7,681) (7,681) (7,681) (7,681) (7,681) (7,681) (7,681) (7,681) Enterprise Value $85,155 $87,975 $94,749 $100,397 $106,046 $111,694 $117,343 $122,991 $128,640 Premium / (Discount) to Stock Price Current (as of 20-Feb-2009) $85.02 1.7% 4.7% 11.7% 17.6% 23.5% 29.4% 35.3% 41.1% 47.0% 18-Jul-2008 Close Price 81.82 5.7 8.8 16.1 22.2 28.3 34.4 40.6 46.7 52.8 1 Day Prior 81.16 6.6 9.7 17.1 23.2 29.4 35.5 41.7 47.9 54.0 30-Day Average 75.96 13.9 17.2 25.1 31.7 38.2 44.8 51.4 58.0 64.6 6-Month Average 74.05 16.8 20.2 28.3 35.0 41.8 48.5 55.3 62.0 68.8 Revenue 2008A $13,418 6.3 x 6.6 x 7.1 x 7.5 x 7.9 x 8.3 x 8.7 x 9.2 x 9.6 x 2009E 14,118 6.0 6.2 6.7 7.1 7.5 7.9 8.3 8.7 9.1 2010E 15,099 5.6 5.8 6.3 6.6 7.0 7.4 7.8 8.1 8.5 2011E 16,648 5.1 5.3 5.7 6.0 6.4 6.7 7.0 7.4 7.7 EBITDA 2008A $6,223 13.7 x 14.1 x 15.2 x 16.1 x 17.0 x 17.9 x 18.9 x 19.8 x 20.7 x 2009E 6,676 12.8 13.2 14.2 15.0 15.9 16.7 17.6 18.4 19.3 2010E 7,144 11.9 12.3 13.3 14.1 14.8 15.6 16.4 17.2 18.0 2011E 8,021 10.6 11.0 11.8 12.5 13.2 13.9 14.6 15.3 16.0 EPS 2008A $3.42 25.3 x 26.0 x 27.8 x 29.3 x 30.7 x 32.2 x 33.7 x 35.1 x 36.6 x 2009E 3.85 22.5 23.1 24.7 26.0 27.3 28.6 29.9 31.2 32.5 2010E 4.43 19.5 20.1 21.4 22.6 23.7 24.8 26.0 27.1 28.2 2011E 5.56 15.6 16.0 17.1 18.0 18.9 19.8 20.7 21.6 22.5 Source: Francis management projections and public company filings. Note: Net debt estimated as of 31-Mar-2009 based on Company management cash flow projections Supplementary Materials 41

Draft – Highly Confidential

Goldman Sachs

Comparison of Selected Transactions

($ in millions)

Date Announced	Acquiror	Target	Equity Consideration (mm) (1)(2)	Enterprise Valuation (mm) (1)(2)	Enterprise Value / LTM Sales	Premium to One Day Prior (%) (3)	Premium to Four Weeks Prior (%)
Pharma / BioPharma							
06-Oct-2008	Eli Lilly & Co	ImClone Systems Inc	$6,645	$6,223	9.6 x	50.7 %	76.1 %
10-Apr-2008	Takeda	Millennium	8,765	7,909	15.0	52.9 %	78.1 %
29-Nov-2007	Eisai Corporation	MGI Pharma	3,924	3,760	10.2	38.7 %	25.8 %
18-Nov-2007	Celgene Corp	Pharmion Corp	2,839	2,590	9.7	46.1 %	53.5 %
23-Apr-2007	AstraZeneca PLC	MedImmune Inc	15,410	14,386	10.6	20.8 %	70.0 %
20-Feb-2007	Shire PLC	New River Pharmaceuticals Inc	2,646	2,499	NM	9.7 %	15.4 %
30-Oct-2006	Merck & Co Inc	Sirna Therapeutics Inc	1,121	1,038	NM	100.2 %	135.5%
17-Oct-2006	Eli Lilly & Co	ICOS Corp	2,441	2,334	30.4	18.0 %	25.4%
02-Oct-2006	Gilead Sciences Inc	Myogen Inc	2,408	2,231	NM	49.7 %	50.0%
21-Sep-2006	Merck KGaA	Serono International SA	8,296	12,863	4.5	20.2 %	30.5%
15-May-2006	AstraZeneca PLC	Cambridge Antibody Tech Grp	1,116	1,077	8.5	66.9 %	71.4%
14-Dec-2005	Amgen Inc	Abgenix Inc	2,779	2,496	NM	53.6 %	67.7%
07-Sep-2005	GlaxoSmithKline PLC	ID Biomedical Corp	1,416	1,394	21.9	13.0 %	43.9%
01-Sep-2005	Novartis AG	Chiron Corp	5,734	8,850	5.1	23.5 %	23.3%
16-Jun-2005	Pfizer Inc	Vicuron Pharmaceuticals Inc	1,924	1,799	NM	84.2 %	67.3%
21-Apr-2005	Shire Pharmaceuticals Grp PLC	Transkaryotic Therapies Inc	1,571	1,448	17.4	21.6 %	58.5%
18-May-2004	UCB SA	Celltech Group PLC	2,718	2,450	3.9	27.6 %	22.0%
29-Mar-2004	Amgen Inc	Tularik Inc	1,424	1,851	37.0	47.1 %	33.0%
26-Feb-2004	Genzyme Corp	ILEX Oncology Inc	1,048	947	27.2	25.0 %	10.5%
		High	$ 15,410	$ 14,386	37.0 x	100.2%	135.5%
		Mean	3,907	4,113	15.1	40.5%	50.4%
		Median	2,646	2,450	10.4	38.7%	50.0%
		Low	1,048	947	3.9	9.7%	10.5%
Pharma / Pharma							
25-Jan-2009	Pfizer	Wyeth	67,810	64,163	2.8 x	29.3%	38.9%
23-Mar-2006	Bayer	Schering AG	21,004	20,589	2.9	44.0%	58.9%
26-Jan-2004	Sanofi	Aventis	65,598	67,653	3.2	22.7%	28.0%
15-Jul-2002	Pfizer	Pharmacia	58,963	65,396	4.7	47.2%	25.3%
		High	$ 67,810	$ 67,653	4.7 x	47.2%	58.9%
		Mean	53,344	54,450	3.4	35.8%	37.8%
		Median	62,281	64,779	3.1	36.7%	33.5%
		Low	21,004	20,589	2.8	22.7%	25.3%

(1) Local currency values converted to USD based on foreign exchange rates on the respective transaction announcement date.
(2) Sources: LTM numbers are based on latest publicly available financial statements.
(3) Represents premium to one day prior to announcement or premium to undistrubed share price.

Supplementary Materials 42

Draft – Highly Confidential Goldman Sachs Comparison of Selected Minority Buyout Transactions ($ in millions) Date % Owned Prior to Date Transaction Value of Initial Premium Final Premium Over % Increase in Initial Premium Over 52-Effective Target Name Acquiror Name Transaction Announced Minoirty Shares ($mm) Over Market Price Market Price Offer Week High Greater Than 50% Owned Prior to Transaction 02-Jan-2009 Nationwide Finl Svcs Inc Nationwide Mutual Insurance Co 66.5% 05-Mar-2008 $2,863 15.9% 28.3% 10.7% (28.0)% 04-Nov-2008 UnionBanCal corp Bank of Tokyo-Mitsubishi UFJ 64.9 26-Apr-2008 3,808 9.4 38.6 26.7 (8.2) Withdrawn Hearst-Argyle Television Hearst Corporation 73.3 24-Aug-2007 600 14.9 14.9 0.0 (16.5) 15-Apr-2008 Alfa Corp Alfa Mutual Group 54.7 17-Jul-2007 833 15.8 44.7 25.0 (11.8) 20-Dec-2007 Tribune Co Sam Zell 52.5 02-Apr-2007 3,883 5.9 5.9 0.0 (0.8) 29-Sep-2007 Great American Finl Res American Financial Group 81.0 22-Feb-2007 246 8.6 13.2 4.3 (3.5) 20-Apr-2007 TD Banknorth Inc. Toronto-Dominion Bank 57.0 19-Nov-2006 3,175 6.5 6.5 0.0 3.0 26-Jul-2006 William Lyon Homes General William Lyon 74.5 17-Mar-2006 246 22.9 44.0 17.2 (43.9) 16-May-2006 Lafarge North America Lafarge SA 53.2 06-Feb-2006 2,858 16.7 33.1 14.0 (9.4) 09-Nov-2005 7-Eleven Inc IYG Holding Co 72.7 01-Sep-2005 1,182 14.7 32.3 15.4 (7.7) 15-Jun-2005 UGC Holdings Liberty Media 53.6 17-Jan-2005 3,481 (0.6) (0.3) 0.3 (12.1) 02-Dec-2004 Cox Communications Cox Enterprises Inc 68.0 02-Aug-2004 8,532 16.0 26.0 8.6 (13.4) 23-Jun-2003 Hotels.com USA Interactive 68.0 09-Apr-2003 1,116 14.3 14.3 0.0 (17.0) 20-Mar-2002 Intimate Brands Inc Limited Inc 83.7 04-Feb-2002 1,580 10.2 13.1 2.6 3.8 01-Oct-2001 Westfield America Inc Westfield America Trust 77.5 15-Feb-2001 268 12.5 12.5 0.0 4.8 21-Feb-2001 Infinity Broadcasting Viacom Inc 62.4 14-Aug-2000 16,986 12.2 12.2 0.0 (3.5) 02-Jan-2001 AXA Financial Inc AXA Group 60.3 30-Aug-2000 14,096 2.4 4.6 2.1 (0.2) 15-Sep-2000 Vastar Resources Inc BP Amoco PLC 81.9 16-Mar-2000 1,592 12.5 31.5 16.9 (3.9) 12-Sep-2000 CareInsite Inc Healtheon/WebMD Inc 67.4 14-Feb-2000 1,763 5.3 5.3 0.0 (18.8) 26-Jun-2000 Hartford Life Hartford Fin Svcs Group 81.5 27-Mar-2000 1,308 3.4 18.6 14.8 (20.0) 14-Jun-2000 IXnet Inc Global Crossing 73.0 18-Feb-2000 854 17.9 17.9 0.0 13.8 20-Apr-2000 Travelers Property Casualty Citigroup 85.0 22-Mar-2000 2,397 35.3 36.7 1.1 0.5 High 35.3% 44.7% 26.7% 13.8% Mean 12.4 20.6 7.3 (8.8) Median 12.5 16.4 2.4 (7.9) Low (0.6) (0.3) 0.0 (43.9) Less Than 50% Owned Prior to Transaction Withdrawn Cablevision Systems Corp Management 22.5% 06-Oct-2006 22,569 13.7% 52.7% 34.3% (9.8)% 20-Apr-2006 Chiron Corp Novartis AG 42.0 01-Sep-2005 6,339 9.8 31.7 20.0 (13.0) 08-Aug-2003 Expedia USA Interactive 46.5 31-May-2002 6,745 1.6 35.8 33.6 (8.5) 20-Dec-2001 BancWest Corp. BNP Paribas 55.0 06-May-2001 2,402 40.1 40.1 0.0 28.4 15-Jun-2001 Sodexho Marriott Services Sodexho Alliance SA 48.0 25-Jan-2001 2,168 8.5 28.6 18.5 (43.7) High 40.1% 52.7% 34.3% 28.4% Mean 14.7 37.8 21.3 (9.3) Median 9.8 35.8 20.0 (9.8) Low 1.6 28.6 0.0 (43.7) Supplementary Materials 43

Draft – Highly Confidential Goldman Sachs Weighted Average Cost of Capital Analysis As of 20-Feb-2009 Selected Comparables WACC Calculation Predicted Adjusted Risk Free Rate (2) 3.8% Company Market Equity Equity Beta (1) Asset Beta Median Comparables Asset Beta 0.78 Francis $91,362 0.70 0.70 Francis Net Debt / Market Equity (3) 0.0% Amgen 59,354 0.66 0.65 Assumed Tax Rate (4) 36% Biogen Idec 15,095 0.78 0.78 Predicted Equity Beta 0.78 Celgene 24,806 0.91 0.91 Equity Risk Premium (5) 5.1% Genzyme 19,358 0.67 0.67 Cost of Equity 7.8% Gilead 45,526 0.95 0.95 Mean 0.79 0.79 Cost of Debt 5.0% Median 0.78 0.78 After-Tax Cost of Debt 3.2% WACC 7.8% WACC Sensitivity Table WACC Sensitivity Table Risk Free Rate (%) Equity Beta 0.00% 3.3% 3.8% 4.3% 4.8% 5.3% 3.83% 0.73 0.78 0.83 0.88 0.93 Risk 4.1% 6.5% 7.0% 7.5% 8.0% 8.5% Risk 4.1% 6.8% 7.0% 7.2% 7.4% 7.6% 5.1% 7.3% 7.8% 8.3% 8.8% 9.3% 5.1% 7.5% 7.8% 8.0% 8.3% 8.5% Equity Premium 6.1% 8.0% 8.5% 9.0% 9.5% 10.0% Equity Premium 6.1% 8.2% 8.5% 8.8% 9.2% 9.5% 7.1% 8.8% 9.3% 9.8% 10.3% 10.8% 7.1% 9.0% 9.3% 9.7% 10.0% 10.4% Source: Company filings, Ibbotson and Bloomberg (1) Bloomberg 5-year weekly predicted betas. (2) Yield on 30-year 5 1/4% U.S. Treasury due 2028 as of 20-Feb-2009. (3) Francis net debt/market equity as of 31-Dec-2008; assumed to be zero if net debt is negative. Fully diluted market cap as of 20-Feb-2009. (4) Assumed tax rate per Francis management. (5) U.S. Equity Risk Premium as of year-end 2007 per Ibbotson data. Supplementary Materials 44

Draft – Highly Confidential

Goldman Sachs

Pfizer's Acquisition of Wyeth

Goldman Sachs Acted as Lead Financial Advisor to Pfizer

Announced on 26-Jan-2009

Pfizer
Wyeth

Transaction Highlights

- On 26-Jan-2009, Pfizer (PFE) and Wyeth (WYE) announced a definitive agreement for Pfizer to acquire Wyeth
- Pfizer will acquire the outstanding common stock of Wyeth for $33.00 in cash and 0.985 of a share of Pfizer common stock per Wyeth share
- This represents an implied value of approximately $50 per share, or total equity value of $68bn / enterprise value of $64bn
  - A premium of 29% to the undisturbed Wyeth closing price of $38.83 on 22-Jan-2009
  - A premium of 41% to the average Wyeth closing price for 90 calendar days preceding 22-Jan-2009
- This is the second largest U.S. healthcare deal ever
- Goldman Sachs, Bank of America Merrill Lynch, and J.P. Morgan advised Pfizer; Morgan Stanley and Evercore advised Wyeth

Strategic Rationale

- The transaction creates a premier global biopharmaceutical company that is one of the most diversified in the healthcare industry
  - The deal represents a unique opportunity for Pfizer to diversify its business and acquire attractive strategic assets, with approximately 40% of 2012E revenues generated from outside of small molecules
- The acquisition establishes a company with leadership in:
  - Human, Animal and Consumer Health
  - Primary and Specialty Care
  - Vaccines, Biologics and Small Molecules
  - Developed and Developing Markets

Transaction Statistics

Transaction Value	$64bn
Consideration Type	66% Cash / 34% Stock
Transaction Value / 2009E IBES Revenue	2.8x

Overview of Pfizer

- Pfizer is the world's largest research-based biomedical and pharmaceutical company
- Pfizer currently has approximately 85,000 employees in more than 150 countries working to discover, develop, manufacture and deliver quality, safe and effective prescription medicines to patients and animals

Overview of Wyeth

- Wyeth discovers, develops, manufactures, distributes and sells a diversified line of products in three primary businesses:
  - Wyeth Pharmaceuticals – key products include Effexor, Prevnar, Enbrel, Zosyn and Premarin
  - Wyeth Consumer Healthcare – key products include Advil, Robitussin, Centrum, Preparation H and Chapstick
  - Fort Dodge Animal Health – key areas include vaccines, pharmaceuticals, parasite control and growth implants

Pro Forma Therapeutic Revenue Diversification[1]


Pfizer Standalone 2008
Total Specialty 18%
Animal Health 6%
Other Specialty 9%
Infectious Disease 4%
Oncology 5%
Primary Care 76%


Pfizer Pro Forma 2012
Total Specialty 30%
Consumer 7%
Animal Health 6%
Other Specialty 9%
Inflammation 6%
Infectious Disease 11%
Oncology 4%
Primary Care 57%

Source: Public filings, press release
[1] *As per company investor relations presentation.*

PRIVATE AND CONFIDENTIAL. This document is being sent to you for your information only as an investment banking client of Goldman Sachs and should not be forwarded outside of your organization and should not be used as a basis for trading in the securities described. This document does not constitute an offer to sell the securities described or a solicitation of proxies or votes.

Supplementary Materials 45

Draft – Highly Confidential

Goldman Sachs

Selected Analyst Commentary Regarding Tender Offer
Francis

Broker	Date	Commentary
Citi	11-Feb-2009	■ "Based on our analysis and survey, we believe James' **tender offer will be unsuccessful and should be extended beyond Mar 12. We do not recommend tendering shares at $86.50** since we see little downside in the near term and potential sweetening of the offer possibly before Mar 12. Based on our analysis of the survey, **we believe that at $97/share, investors will be willing to tender the stock before the NSABP C-08 data is released in mid-April."**
Cowen	10-Feb-2009	■ "This official offer is about a week early, which **reflects James' eagerness to close this deal** before the results of the Avastin C-08 study in April, and take advantage of current market conditions."
Morgan Stanley	10-Feb-2009	■ "We found several aspects of James' proxy interesting, most supporting our view that: 1) **investors will likely demand a higher price to complete this deal** in front of adjuvant Avastin data; and 2) the **bid may not fall significantly if the trial fails** (although there may be periods of uncertainty)."
BMO	09-Feb-2009	■ "**We do not believe that a majority of remaining shareholders will tender their shares at the current offer because the offer simply does not provide sufficient premium**."
JP Morgan	09-Feb-2009	■ "While the documents do provide clarity on the events thus far in the process, there is little in the filing that changes our view that **the tender at $86.50 is likely to fail and that Francis' shares should fetch a price significantly higher than the current tender offer** should the C-08 trial be successful."
Natixis	30-Jan-2009	■ "We see very little chance that James will obtain the 22.5% of the outstanding James shares through this tender, because, after the previous offer, the board committee representing minority shareholders insisted that Francis has value substantially higher than $89, and we believe most of the minority shareholders think that the buyout price should be higher. **In another sign that James does not fully believe it will succeed at this iteration, it did not even announce that it had pre-arranged financing for the tender and rather made the tender contingent upon successfully obtaining financing after the fact**."

Source: Wall Street research

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Selected Analyst Commentary Regarding James

Broker	Date	Commentary
Citi	10-Feb-2009	■ "We expected the documents on Feb 13 but they were released overnight. The tender offer is set to expire on Mar 12 at midnight EST. **We suspect this early move may be an attempt to catch the Francis advisors and special committee slightly off guard.**" ■ "Despite James intending to achieve 40% of the targeted synergies regardless of the transaction and that some of Francis' defenses appear optimistic, **the initial valuation of $112 is likely to fuel resistance from the minorities, accordingly we would not be surprised if the offer had to be lifted slightly.** However, James raises valid points in its defense and we agree that no control premium need be paid to the minorities so see a large uplift as less likely." ■ "The slow emergence of James' next step after the original $89 offer appears to have been due to **Francis' delaying tactics.**"
Morgan Stanley	10-Feb-2009	■ "James' disclosure of Francis's internal financial projections in its tender document could **significantly unsettle some Francis shareholders,** we believe. The initial tender offer is open to March 12 2009. While we think James will struggle to fulfill non-waivable conditions of the tender at $86.50/share, it increases the probability that Francis will come to the negotiating table at a lower price than the $112/share sought by the Special Committee."
JP Morgan	05-Feb-2009	■ "Key investment concern seems to be whether (and when) James will be able to **turn superior top-line growth into good (double-digit) bottom-line growth, by delivering margin expansion**"
Societe Generale	30-Jan-2009	■ "Impact is threefold: 1) James' direct approach implies that the company is **unwilling to let Francis's independent board of directors impose the deal terms on James,** previously a key concern. 2) We would **expect more than one tender offer period to be necessary; we also would not be surprised if a negotiated agreement with Francis were reached eventually.** 3) Consummation of the transaction prior to data from the C-08 study testing Avastin in adjuvant colorectal cancer (expected between mid-April and June) looks highly unlikely."

Source: *Wall Street research*

Supplementary Materials 47

Draft – Highly Confidential Goldman Sachs Research Price Targets and Key Themes Francis Broker Date Price Target Price and Valuation Commentary Morgan Stanley 12-Feb-2009 $102.00 ? “We see four key scenarios that could play out over the next several months-either both the James deal and Avastin in adjuvant CRC succeed, both fail or one or the other occurs and we like the risk/reward under any of these scenarios” ? “Deal closes after positive Avastin data in adjuvant CRC ($105-$115) | We believe adjuvant cancer represents a significant opportunity for Avastin, with $1.5-$2bn in colorectal and >$4bn in other cancers (breast, lung). These sales would significantly increase Francis’ fair value. Assuming adjuvant success and adjusting Avastin sales accordingly we estimate Avastin in adjuvant adds >$20 in value.” ? “Adjuvant succeeds, but James deal fails to close: ($95-$100) | We still expect meaningful upside in the event that Avastin succeeds in adjuvant cancers, but the James deal fails, as the sales opportunity is significant and can drive 11% top-line growth for the next 5 years.” ? “Adjuvant fails, but James deal succeeds: $(80-$86.5) | Even in the event that adjuvant fails, we do not expect James will lower its price meaningfully below its current offer of $86.50. James has stated its intentions of completing this transaction regardless of the outcome of the upcoming adjuvant trial and has also emphasized that it sees less value than Francis in the adjuvant setting, limiting downside from failure. Furthermore, shareholders have expressed disappointment with the current offer and will be unlikely to agree to a value that is meaningfully lower.” ? “James deal and adjuvant fail: ($65-$70) | Though we expect the initial stock reaction in this scenario will be significant, we continue to see several opportunities for growth (label expansion opportunities for nearly all key oncology products, and pipeline potential). Even in this scenario, we project top-line CAGR of 7% and expect the stock will slowly work its way back up to the $80s after an initial shock.” Source: Wall Street research Supplementary Materials 48

Draft – Highly Confidential Goldman Sachs Research Price Targets and Key Themes Francis Broker Date Price Target Price and Valuation Commentary Citi 11-Feb-2009 $96.00 ? “Our $96 target price is based on 22x our fully-taxed non-GAAP 2010 EPS estimate of $4.37. We believe Francis deserves a premium to the current group average of 17x due to higher ‘09/’10 growth (18% vs. 15%), numerous upcoming catalysts that could unlock growth opportunities that are rare in the large cap-biotech space and support from a potential James acquisition.” ? “We apply a 2009 forward multiple to our 2010 estimates because in 12 months investors should be willing to attribute a similar multiple to 2009 earnings.” Barclays 10-Feb-2009 $97.00 “We arrive at our price target by applying a 26x multiple to 2009 EPS estimate of $3.73. We believe that the 26x multiple at a 30% premium to peers more adequately reflects the aggregate upside potential from product growth, upcoming clinical trials and potential price bump from James.” JP Morgan 09-Feb-2009 $105.00 ? “Our target is based on a multiple of 27x our 2009 EPS estimate of $3.92. Our target P/E is at a premium to peers at 19x, given a high likelihood for a raised bid from James as well as upside from several positive label expansion opportunities that are not reflected in estimates.” UBS 09-Feb-2009 $100.00 ? “Using a calculation of our original, standalone PT & James’s synergies, terminal tax benefits & elimination of opt-in cost, we calculate a base case for a James’s acquisition valuation of $100/share, our new price target (was $105).” Source: Wall Street research Supplementary Materials 49

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Goldman Sachs

Research Price Targets and Key Themes
Francis

Broker	Date	Price Target	Price and Valuation Commentary
Baird	10-Feb-2009	$100.00	■ "We place an Outperform rating on Francis shares. Large-cap biotech multiples have compressed in the last few quarters from a traditional range of 30-40X current-year EPS expectations. In that we acknowledge the compressing multiples in the biotech industry (the group currently trades near 17X 2009E EPS), **we apply a 26 multiple to our 2009 EPS estimate of $3.85 to derive our 12-month price target of $100.**"
BMO	10-Feb-2009	$85.00	■ "We do not believe that a majority of remaining shareholders will tender their shares at the current offer because the offer simply does not provide sufficient premium. We believe there is a 50% probability that Francis shares could be worth $100 if the Avastin C-08 study is positive. On the downside, we estimate a floor of $70 for Francis shares based on a high probability of a follow-up James offer post a negative C-08 outcome." ■ "**Probability adjusted value of $85 based on 50% C-08 success ($100) and 75% probability of a James offer at 15% premium of worse case price ($63).**"
Natixis	10-Feb-2009	$85.00	■ "Given Francis stock is currently in merger arbitrage, our valuation is as follows: **If the adjuvant colorectal trial fails in mid-April**, **our current 2010 EPS estimate of $4.28 will remain. Applying a 12x multiple leads to $51.00 per share. Giving a 30% takeover premium leads to a potential buyout price of $67.00 per share.** However, **if the Avastin trial succeeds,** we anticipate off-label use beginning in mid-2009. After factoring in increased Avastin sales, **our 2010 EPS estimate would be $4.54. Applying a 20x multiple leads to a valuation of $91.00 per share. Then adding a 15% premium gives a potential buyout price of $104.00 per share.** Therefore, our **$85.00 risk-adjusted target price remains as a probability adjusted arbitrage valuation.** We maintain our target price of $85.00 and HOLD rating."

Source: *Wall Street research*

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Goldman Sachs

Research Price Targets and Key Themes
Francis

Broker	Date	Price Target	Price and Valuation Commentary
Bernstein	03-Feb-2009	$94.00	▪ "Our $94 target price for Francis is based on the high likelihood we place on a deal between James and Francis being completed **($94 is the probability weighted average of our acquisition scenarios).** We now assign a **15% probability to no deal, and the value a year from now being $78, 15% to the deal closing at James's original bid price of $89, 30% to James raising their bid to $97 in Q1 09, 25% to James having to pay $105 after a positive C08 trial result in May and 15% to James paying $89 in May after a negative result to the C08 trial.** Our $94 target price is most easily calculated by applying a **21x multiple to our 2010 EPS estimate of $4.42."**
Rodman & Renshaw	30-Jan-2009	$90.00[1]	▪ "**We reiterate our Market Outperform rating and $90 price target.** We reach our target price using a **Discounted Cash Flow (DCF) valuation.** This valuation method is more conservative than sum-of-parts valuation since it takes into account future CapEx and working capital expenses. We forecast sales and individual expenses until 2015 to calculate the free cash flow in each year. **Assuming a conservative terminal growth rate of 3% to calculate the terminal value, we discount the numbers to 2009 by using the Weighted Average Cost of Capital (WACC) of 9.8% to achieve the value of the firm. Subtracting the long-term debt of $2.48bil and adding back cash, we derive the value of equity. Dividing by the outstanding shares, we reach out target price of approximately $90. Our Sum-of-Parts valuation method gives us a price target of approximately $95 on a stand-along basis.** Adjusting for the average and median historical acquisition premiums gives us an acquisition target price range of $116 to $124 per share. However, we believe the James acquisition could occur at a revised bid in the range of $95 to $100 per share."

Source: Wall Street research
[1] *Represents price target for standalone Francis.*

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Research Price Targets and Key Themes
Francis

Broker	Date	Price Target	Price and Valuation Commentary
Jefferies	16-Jan-2009	$100.00	■ "Our $100 PT **(~7.5x estimated 2009 revenues)** is based on our estimated **minimum acceptable take-out value to Francis' independent directors and shareholders**..."
Lazard	16-Jan-2009	$98.00	■ **"Maintaining our BUY rating and price target of $98.** Our $98 price target is **31x our trailing 12-month EPS of $3.17**, including stock option expense. **Our 31x multiple reflects an average P/E for Francis within the past two years.** We base our Francis price target on last twelve month earnings to facilitate comparisons with prior M&A multiples and because our future earnings estimates contain significant retention bonus expenses. We note that the peak trading price of Francis was $99.66."
Leerink Swann	16-Jan-2009	-	■ "Applying a **25 P/E multiple to our 2009 EPS estimate of $3.58, we believe an end-of-2009 fair value for Francis is ~$72** (our end-of-2008 fair value for FRANCIS was ~$86), although we acknowledge that the James bid of $89/share will likely have greater influence on the valuation than will the underlying fundamentals."

Source: *Wall Street research*

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Goldman Sachs

Research Price Targets and Key Themes

Francis

Broker	Date	Price Target	Price and Valuation Commentary
Oppenheimer	16-Jan-2009	$105.00	■ "Our $105 price target for Francis is based on **consensus EPS and P/Es for large-cap biotechnology companies in 2009, and our assessment of a fair takeover premium for the company**. We calculated P/E ratios for each comparable company using recent closing prices and our 2009 EPS estimates. **The resulting average P/E ratio for large-cap biotechs is 17.2x. We believe a premium 22.9x P/E multiple is appropriate for Francis given the growth prospects for Avastin and our estimate of a 14.6% 2009-2011E EPS CAGR for Francis' current base business**. By applying this multiple to our **2009 diluted EPS estimate of $3.84, we arrive at an $88 valuation for Francis, not factoring in any takeover premium for the company**... Based on **historical premiums of 25-30%** for **comparable transactions**, we believe fair takeover value for Francis is in the $102 to $110 per share range. Taking near **the midpoint of this range**, we arrive at our $105 price target for Francis."
Piper Jaffray	16-Jan-2009	$96.00[1]	■ "...our 2009 EPS changes from $3.85 to $3.73 and our 2010 EPS from $4.44 to $4.49. Our price target remain s unchanged at $96 based on **a sum-of-the-parts DCF analysis (base business $52 + Avastin adjuvant $18 + cost synergies $4 + pipeline $24 - erosion of Lucentis $2)**."
RBC	16-Jan-2009	$100.00	■ "Our price target is $100, assuming a James acquisition or positive Avastin data. Our $100 target is **25x our 2009E EPS**. We believe an acquisition in the **$95-100 range is reasonable given it is a 7-12% premium to the original bid of $89/share, and a 13 - 18% premium to the current market price.** Francis also has an all time-high price of $99 (November 2005)."

Source: Wall Street research
[1] Represents price target for standalone Francis.

Supplementary Materials 53

Draft – Highly Confidential Goldman Sachs Selected Quotes Regarding James Financing Quotes from James: “James will also seek to sell bonds in European debt markets and raise as much as $10 billion in commercial paper following the sale in the U.S. The company has no plans to return to the U.S. bond market in 2009.” —Erich Hunziker, 17-Feb-2009 “We are very confident that we can get financing in place as soon as we need, It will be a mixture of various tools such as bonds, cash on hand, commercial paper, bank financing, and we would approach first the bond markets,” —Severin Schwan, 06-Feb-2009 Quotes from Analysts and Press: “Investors are willing to say yes because it’s James. They are giving terms upfront and trying to get the paper straight into the hands of investors. Although they’re using the banks as intermediaries, they’re saying we don’t need them to house this on their balance sheet indefinitely.” —Icap Plc as quoted from Bloomberg, 19-Feb-2009 “Borrowing all that money is a pretty bold move, given the fact that Francis and James seem to be nowhere near agreeing on a price for the deal — James’ current tender offer is $86.50 a share, while Francis officials have previously asked for $112… The WSJ called the offering a record-breaker, surpassing an $11 billion offer from GE in 2002.” —Wall Street Journal, 19-Feb-2009 “James took advantage of the appetite among U.S. investors for debt issued by financially strong companies with investment-grade credit ratings.” —Wall Street Journal, 19-Feb-2009 Source: Wall Street research, Factiva Supplementary Materials 54

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Goldman Sachs

Financing Details: Pfizer's Acquisition of Wyeth

Goldman Sachs Acted as Lead Financial Advisor to Pfizer

Announced on 26-Jan-2009

Pfizer Wyeth

Transaction Highlights

- On 26-Jan-2009, Pfizer (PFE) and Wyeth (WYE) announced a definitive agreement for Pfizer to acquire Wyeth
- Pfizer will acquire the outstanding common stock of Wyeth for $44.93bn of cash, including a $22.50bn 364-Day Senior Unsecured Bridge Loan, and $22.89bn of Pfizer common stock
- This represents an implied value of approximately $50.19 per share, or total equity value of $67.81bn
- Goldman Sachs, J.P. Morgan, Bank of America Merrill Lynch, Citi and Barclays are acting as Joint Bookrunners and Joint Lead Arrangers

Summary Key Terms and Conditions

Borrower	Pfizer Inc.
Facility	364-Day Senior Unsecured Single Draw Bridge
Exp. Corp. Credit Rating	AA(stable)/A1(stable) and A-1+(conf)/P-1(aff)
Size	$22.50bn
Initial Lead Arrangers	GS, JPM, BoAML, Citi, Bar
Guarantors	Borrowers' domestic subsidiaries
Pricing	L + 300.0bps with 50.0bps step-ups per quarter (subject to a ratings based grid)
Commitment Fee	37.5bps (subject to a ratings based grid)
Mandatory Prepayments	Asset Sales, Equity Offerings, Indebtedness
Financial Covenant	Debt / EBITDA
Extension Option	$4.50bn for 3 months and $2.25bn for next 3 months. 200bps fee for each extension
Conditions Precedent	Pfizer MAE, Wyeth MAE, Minimum Ratings of A2(stable)/A(stable) and A-1(conf)/P-1(aff)

Duration Fees (Days from Funding; calculated on Outstanding Amount)	Amount	90 Days	180 Days	270 Days
	≥$12.5bn	150.0bps	200.0bps	300.0bps
	<$12.5bn but ≥ $7.5bn	100.0bps	150.0bps	200.0bps
	<$7.5bn	75.0bps	125.0bps	175.0bps

Overview of Pfizer

- Pfizer is the world's largest research-based biomedical and pharmaceutical company
- Pfizer currently has approximately 85,000 employees in more than 150 countries working to discover, develop, manufacture and deliver quality, safe and effective prescription medicines to patients and animals

Overview of Wyeth

- Wyeth discovers, develops, manufactures, distributes and sells a diversified line of products in three primary businesses:
  - Wyeth Pharmaceuticals – key products include Effexor, Prevnar, Enbrel, Zosyn and Premarin
  - Wyeth Consumer Healthcare – key products include Advil, Robitussin, Centrum, Preparation H and Chapstick
  - Fort Dodge Animal Health – key areas include vaccines, pharmaceuticals, parasite control and growth implants

Pro Forma Therapeutic Revenue Diversification[1]


Pfizer Standalone 2008
Total Specialty 18%
Animal Health 6%
Other Specialty 9%
Infectious Disease 4%
Oncology 5%
Primary Care 76%
Pfizer Pro Forma 2012
Total Specialty 30%
Animal Health 6%
Consumer 7%
Other Specialty 9%
Inflammation 6%
Infectious Disease 11%
Oncology 4%
Primary Care 57%

Source: Public filings, press release

[1] *As per company investor relations presentation.*

PRIVATE AND CONFIDENTIAL: This document is being sent to you for your information only as an investment banking client of Goldman Sachs. This document has been prepared by the Investment Banking Division and is not a product of the research department of Goldman Sachs. This document should not be forwarded outside of your organization or used as a basis for trading in the loans described, for trading the securities of the companies named herein or for any other investment decision. This document doesn't constitute an offer to sell the loans described or the securities of the companies named herein or a solicitation of proxies or votes.

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Goldman Sachs

James $16.5 Billion Bond Offering

19-Feb-2009

- James priced a 6-part $16.5 billion investment grade bond offering
- At the end of last month, Franz Humer outlined a plan to access the bond, commercial paper and the bank loan markets to finance the takeover
- Largest single currency bond deal done in the corporate markets in history

Pricing:

$3.0 billion	1-year FRNs priced at 3ML+100	(at price guidance)
$1.25 billion	2-year FRNs priced at 3ML+200	(at price guidance)
$2.5 billion	3-year notes priced at T+335bps (4.50% coupon)	(in the range of price guidance)
$2.75 billion	5-year notes priced at T+335bps (5.00% coupon)	(in the range of price guidance)
$4.5 billion	10-year notes priced at T+345bps (6.00% coupon)	(in the range of price guidance)
$2.5 billion	30-year notes priced at T+365bps (7.00% coupon)	(in the range of price guidance)

Ratings:

- James is currently rated Aa1(credit watch negative)/AA-(stable)
  - Moody's has said if the transaction goes through that James' "long-term rating would likely migrate to the A category, but not lower than mid-A."
  - S&P cut James' ratings in July to AA- from AA+ on the announcement of the potential acquisition

Key Takeaways:

- James is expected to continue to pre-fund this potential transaction, apparently roadshowing in Europe this week, with the expectation of a Euro deal in the near term
- The Investment Grade bond market is open and available in size for the right issuers at the right price

Supplementary Materials 56

Draft – Highly Confidential Goldman Sachs New Investment Grade Bridge Market Dynamics Issues for Consideration ? Given substantial market dislocation in the bank market, bridge terms for Investment Grade companies continue to evolve over recent months ? In light of bank concerns related to holding large funded bridges on balance sheet for extended periods of time, provisions almost never seen in Investment Grade bridges have become common in “today’s market.” Items include: — Funding fees to incent borrowers to pre-fund acquisitions in the capital markets — Duration fees and coupon step-ups to incent borrowers to reduce commitments post funding — Flex provisions to ensure a successful syndication Interest rate and structural flex ? Coupon of bridge loan representative of actual credit risk, not necessarily existing credit lines Bridge Facility Fee Components Type Stage Payable Commitment Fee ? At time of commitment Closing / Funding Fee ? Incents borrowers to pre-fund acquisitions in the capital markets ? At closing and generally on amount funded at Close Duration Fees ? Paid at the end of each 3 month interval ? Can be considered as part of the overall bridge compensation to lenders ? Incents borrowers to reduce commitments post funding Supplementary Materials 57